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                                                                 Exhibit 23.1


                    [FRIEDMAN ALPREN & GREEN LLP LETTERHEAD]




                        CONSENT OF INDEPENDENT AUDITORS


TO THE BOARD OF DIRECTORS OF 9278 COMMUNICATIONS INC.

          We consent to the use of our report dated January 24, 2000, except for Note 9, as to which the date is March 2, 2000, with respect to the consolidated balance sheet of 9278 COMMUNICATIONS INC. AND SUBSIDIARY as of December 31, 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1999, which report is included herein and to the reference to our firm under the heading "Experts" and "Selected Financial Data" in the prospectus.




                                   /s/ Friedman Alpren & Green LLP

                                       Friedman Alpren & Green LLP

New York, New York
June 15, 2000